Exhibit 4.122

Supplemental Agreement

This Supplemental Agreement (this “Agreement”) is entered into by and among the following parties on July 30, 2006, in Beijing.

Party A 1:	Hurray! Solutions, Ltd.

Party A 2:	Beijing Enterprise Mobile Technology Co., Ltd.

Party A 3:	Beijing Hutong Wuxian Technology Co., Ltd.

All the parties above are referred to collectively as “Party A”.

Party B:	Zhong Xiongbing

Party C 1:	Guangdong Freeland Movie and Television Production Co., Ltd.

Party C 2:	Beijing Shiji Freeland Movie and Television Distribution Co.,

Party C 3:	Shanghai Hai Le Audio & Video Distribution Co., Ltd.

Hereinafter, Party C 1, Party C 2 and Party C 3 are referred to collectively as “Party C”.

Party D:	Hong Kong Freeland Movie Industry Group Co., Ltd.

Authorized Representative: Zhong Xiongbing

Party E:	Beijing Freeland Wu Xian Digital Music Technology Co., Ltd., (hereinafter referred to as “Freeland Wu Xian”)

WHEREAS:

1.	Party A, Party B, Party C and Party D entered into the Cooperation Agreement on November 15, 2005; entered into the Supplemental Agreement I on November 15, 2005;entered into the Supplemental Agreement II on November 23, 2005; entered into the Supplemental Agreement III on , 2005 (hereinafter referred to collectively as the “Original Agreement”).

2.	In accordance with the provisions of the Original Agreement, Party C shall transfer into Freeland Wu Xian all its assets, businesses and personnel relating to music production after the establishment of Freeland Wu Xian. However, in view of the pending litigation (hereinafter referred to as “Copyright Litigation” ) of Party C brought to the Beijing Haidian People’s Court for copyright infringement of the song titled “Mice Love Rice”( or in Chinese “ ” ), both parties hereby agree that assets and businesses relating to the song titled “Mice Love Rice” will not be transferred to Freeland Wu Xian until the final judgment is made; after the final judgement of the Copyright Litigation is made, the parties will consult on the transfer of assets and contract relating to the song titled “Mice Love Rice”, provided that, the conditions for such transfer shall still be subject to the Original Agreement.

3.	The final judgement of the Copyright Litigation was made on , 2006, and the plaintiff’s Copyright Litigation was dismissed.

NOW, THEREFORE, the Parties have, through friendly consultations, entered into the following supplemental agreements on the transfer of assets and contract relating to the song titled “Mice Love Rice”:

A.	The Parties jointly acknowledge that the final judgement of the Copyright Litigation has been made, and the plaintiff’s Copyright Litigation was dismissed. The parties agree and acknowledge that Party C shall transfer into Freeland Wu Xian the copyright of lyrics & music and copyright of audio & video products relating to the song titled “Mice Love Rice” pursuant to the transfer conditions specified in the Original Agreement.

B.	Party C warrants that it has the ownership of lyrics & music copyright and copyright or license of the audio & video products relating to the song titled “Mice Love Rice”, and is in a position to enter into and perform this Agreement to transfer into Freeland Wu Xian the lyrics & music copyright and copyright of audio & video products relating to the song titled “Mice Love Rice”. In the event that Freeland Wu Xian prejudices other person’s legitimate right and interests as a result of exploiting the lyrics & music copyright and copyright of audio & video products relating to the song titled “Mice Love Rice” in a reasonable manner pursuant to this Agreement, Party C shall be subject to corresponding legal liabilities; in case Freeland Wu Xian thereby suffers any losses or damages, Freeland Wu Xian shall be entitled to be fully compensated.

C.	Party C shall in no event transfer or license to any third party the lyrics & music copyright and copyright of audio & video products relating to the song titled “Mice Love Rice”. When Freeland Wu Xian is in exercise of its lyrics & music copyright and copyright of audio & video products thereof relating to the song titled “Mice Love Rice”, for any disputes or controversy arising from the use of the song’s copyright and/or the copyright of audio & video products, Party C shall assume full responsibility and indemnify Freeland Wu Xian for losses incurred thereby.

D.	After Party C has transferred into Freeland Wu Xian the lyrics & music copyright and copyright of audio & video products relating to the song titled “Mice Love Rice”, Freeland Wu Xian shall be entitled to the lyrics & music copyright and copyright of audio & video products relating to the song titled “Mice Love Rice”, and entitled to license other party (or parties) to reproduce, distribute, lease, transmit to the public via information network and get rewarded.

E.	The parties jointly acknowledge that, such transfer shall be effected after the execution of this Agreement, and Party C shall be responsible to deal with matters concerned with such transfer.

F.	This Agreement is supplemental to the Original Agreement. In case of any inconsistency between this Agreement and the Original Agreement, this Agreement shall prevail.

G.	This Agreement shall be signed in eight (8) originals with each party holding one of them, all originals shall have equal legal effects.

H.	In witness whereof, this Agreement shall become effective as of the date first written above after affixed with the seal of Party A, Party C and Party D, and signed by Party B.

This Agreement shall be duly executed by the following parties:

Party A 1:	Hurray! Solutions, Ltd.

Party A 2:	Beijing Enterprise Mobile Technology Co., Ltd.

Party A 3:	Beijing Hutong Wuxian Technology Co., Ltd.

Party B:	Zhong Xiongbing

Party C 1:	Guangdong Freeland Movie and Television Production Co., Ltd.

Party C 2:	Beijing Shiji Freeland Movie and Television Distribution Co.,

Party C 3:	Shanghai Hai Le Audio & Video Distribution Co., Ltd.

Party D:	Hong Kong Freeland Movie Industry Group Co., Ltd.

Party E:	Beijing Freeland Wu Xian Digital Music Technology Co., Ltd., (hereinafter referred to as “Freeland Wu Xian”)